Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Intelligent Bio Solutions, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-272463 and No. 333-273219), Form S-8 (No. 333-266571 and 333-272305 and No. 333-276499 and No. 333-287707 and No. 333-291978) and Form S-3 (No. 333-264218 and No. 333-277642 and No. 333-278025 and No. 333-286489 and No. 333-289814 and No. 333-292656) of Intelligent Bio Solutions Inc. of our report dated August 19, 2026, which for the year ended June 30, 2026, appears in this annual report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ UHY LLP

Melville, NY

August 19, 2026